Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No 333-141009 and No 333-132530) and Form S-8 (No 333-122637) of American Reprographics Company of our report dated February 27, 2009, except for the effects of the change in the manner in which the Company accounts for noncontrolling interest in consolidated subsidiaries as discussed in Note 2, as to which the date is February 26, 2010, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
February 26, 2010